UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2015

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
26745 Malibu Hills Road
Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On February 13, 2015, the Compensation Committee of the Board of Directors of On Assignment, Inc. (the “Company”) approved a grant of restricted stock units (“RSUs”) to the Company’s President and Chief Executive Officer, Peter T. Dameris. The grant date for the grant of 27,155 RSUs was February 17, 2015, our next available monthly grant date per the Company’s equity-based award grant policy, and the RSUs will vest one year from the grant date, subject to the executive’s continued service to the Company through such date and achievement of performance target(s) that will be set by the Compensation Committee on or before March 31, 2015. The performance target(s) will be similar to the performance target(s) set for Mr. Dameris’ Tranche B RSUs that are described in his employment agreement with the Company dated December 13, 2012. The RSU grant was made pursuant to the Company’s 2010 Incentive Award Plan, as amended (the “Plan”), and is subject to a grant agreement described below.

The foregoing description of the RSU grant is not complete and is qualified in its entirety by reference to the Company’s Form of Tranche A and B Award Notice and Agreement for Mr. Dameris under the Plan, set forth in Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1
On Assignment, Inc. 2010 Incentive Award Plan Form of Tranche A and B Award Notice and Agreement for Peter T. Dameris (incorporated by reference from Exhibit 10.1 of the Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: February 19, 2015	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel and Secretary